Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 8, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in The Great Atlantic & Pacific Tea Company, Inc.’s Annual Report on Form 10-K for the year ended February 23, 2008.  We also consent to the incorporation by reference of our report dated May 8, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 23, 2008